Exhibit 99.1
Marine Petroleum Trust
News Release
MARINE PETROLEUM TRUST
ANNOUNCES FIRST QUARTER CASH DISTRIBUTION
     DALLAS, Texas, February 17, 2011 — Marine Petroleum Trust (NASDAQ: MARPS) (“Marine”) today declared a quarterly cash distribution to the holders of its units of beneficial interest of $0.358698 per unit, payable on March 28, 2011, to unitholders of record on February 28, 2011. Marine’s cash distribution history, current and prior year financial reports, a link to filings made with the Securities and Exchange Commission and more can be found on its website at http://www.marps-marinepetroleumtrust.com/.
     This distribution of $0.358698 per unit is slightly higher than the $0.344300 per unit distributed last quarter and is higher than the $0.323140 per unit distributed in the comparable quarter in 2010. As compared to the comparable quarter in 2010, the volume of oil produced and included in the current distribution has shown an increase while the volume of natural gas produced and included in the current distribution has shown a decrease. However, prices of both oil and natural gas have shown an increase over the prices realized in the comparable quarter in 2010.
     Marine’s distributions to unitholders are determined by royalties received up to the date the distribution amount is declared. In general, Marine receives royalties two months after oil production and three months after natural gas production.
     A copy of Marine’s tax information for 2010 is currently expected to be posted on Marine’s website on or about March 1, 2011.
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Contact:	Ron E. Hooper Senior Vice President U.S. Trust, Bank of America Private Wealth Management, Trustee Toll Free — 1.800.985.0794